Exhibit 99.1

PATENT PROPERTIES ANNOUNCES SECOND QUARTER 2014 RESULTS

Stamford, CT – August 12, 2014 – Patent Properties, Inc. (OTCQB: PPRO) (“Patent Properties” or the “Company”), an intellectual property company that develops and commercializes its unique portfolio of assets and is creating a disruptive licensing solution for the mass market of patent owners and users, today announced second quarter 2014 results.

Second Quarter 2014 Highlights

•	As of June 30, 2014, Patent Properties had $19.9 million in cash and no outstanding debt on its consolidated balance sheet.

•	During the quarter the Company filed four new patent infringement cases.

•	Patent Properties’ disruptive patent licensing solution, The United States Patent Utility, remains on track to launch in 2014.

“The Company continues to progress and remains on schedule to launch ‘The United States Patent UtilityTM’, its disruptive, Big Data-driven patent licensing system, in the fourth quarter of 2014,” said Jonathan Ellenthal, Vice Chairman and Chief Executive Officer of Patent Properties. “As we’ve noted previously, the Utility is designed to provide a voluntary and affordable way for patent owners and operating companies of all sizes to benefit from patents, without arguments or lawsuits. The Utility is expected to provide an attractive licensing alternative for the large number of patent owners and users that cannot afford the high transaction costs of the current, court-enabled licensing system. The Utility will rely on a subscription revenue model that is expected to provide us with the opportunity to generate predictable, recurring revenue.”

“The Company also continues to manage its homegrown portfolio of approximately 400 patents,” continued Mr. Ellenthal. “The Company is currently engaged in 23 litigations to enforce its patents, including four cases filed during the second quarter of 2014, and will continue to research additional enforcement opportunities and file new cases when appropriate. In addition, when our Utility launches, some of our patents which are not the subject of legal enforcement efforts will be listed in the Utility’s catalog, thereby making them eligible to receive revenue from the Utility’s efforts.”

Second Quarter 2014 Results

For the second quarter ended June 30, 2014, Patent Properties reported no revenue versus net revenue of $0.2 million generated by licensing fees in the prior-year period.

Management expects that the timing and results of patent filings and the Company’s enforcement proceedings relating to its intellectual property rights will fluctuate from period to period. Although revenues from one or more of the Company’s patents or patent families may be significant in a specific reporting period, Patent Properties believes that none of its patents or patent families are individually significant to its licensing and enforcement business as a whole.

Other legal and consulting fees for the first quarter 2014 were $0.7 million versus $0.3 million in the prior-year period, attributable in part to the number of active patent infringement and licensing cases as well as the nature of the arrangement with legal counsel, (hourly fees compared to non-contingent fee arrangements). Other legal and consulting expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. The Company expects other legal and consulting expenses to continue to fluctuate period to period in connection with upcoming scheduled trial dates and its current and future patent development, licensing and enforcement activities.

Total operating expenses for the second quarter 2014 were $4.3 million versus $1.1 million in the prior-year period, primarily due to an increase in compensation and benefits of $1.7 million (including $0.4 million of non-cash stock-based compensation expense for awards), increased legal fees of $0.4 million as described above, increased professional fees of $0.3 million and general and administrative expenses of $0.2 million. The Company went public in September 2013, and accordingly, had increased costs included in general and administrative and professional fees. Finally, increased software costs of $0.2 million were incurred in connection with the development of its Utility.

Net loss for the second quarter of 2014 was $4.2 million compared to net loss of $1.0 million in the prior-year period. Loss per share for the second quarter of 2014 was $0.20 compared to net loss per share of $0.13 in the prior-year period.

Liquidity and Capital Resources

As of June 30, 2014, Patent Properties had $19.9 million in cash and no outstanding debt on its consolidated balance sheet.

Conference Call Information

Patent Properties will host a conference call and live webcast to discuss second quarter 2014 results today at 4:30 PM Eastern time.

The conference call can be accessed over the phone by dialing 1-877-407-3982 or for international callers by dialing 1-201-493-6780; please dial-in 10 minutes before the start of the call. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 13588548. The replay will be available until Tuesday, August 19, 2014.

In order to access the live webcast, please go to the Investor Relations section of Patent Properties’ website at http://www.patentproperties.com and click on the available webcast link. A replay will be available shortly after the original webcast.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities. When used, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Patent Properties, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates.

Additionally, statements concerning future matters such as revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in the Company’s most recently filed Annual Report on Form 10K and in any Risk Factors or cautionary statements contained in its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Readers should carefully review this information as well as other risks and uncertainties described in other filings the Company makes with the Securities and Exchange Commission, or the SEC. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

About Patent Properties, Inc.

Patent Properties, Inc. (OTCQB: PPRO) will continue to develop and commercialize its unique portfolio of intellectual property assets, which were created by Walker Digital, LLC, the research and development lab led by internationally recognized inventor and entrepreneur Jay Walker, and will also introduce a disruptive licensing solution for the mass market of patent owners and users. Mr. Walker is best known as the founder of priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” All of the patents owned by the company were developed internally by Walker Digital, LLC, with Jay Walker as a named inventor on all issued patents and the lead inventor on the vast majority. Additional information regarding the company can be found at www.patentproperties.com.

Investor Contact for Patent Properties, Inc.:
Don Duffy/Garrett Edson, ICR
(203) 682-8200

Media Contact:
Michael Fox, ICR
(203) 682-8218

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Licensing fees	$6	$172	$6	$1,124
Patent sales	-	-	-	-

Total revenues	6	172	6	1,124

Legal and consulting contingency fees	-	12	-	387

Net revenues	6	160	6	737

Operating expenses:
Other legal and consulting fees	746	328	819	943
Patent prosecution and maintenance fees	296	204	511	407
Compensation and benefits	2,031	286	3,634	596
Professional fees	732	293	4,558	293
Software………	202	-	202	-
General and administrative	248	33	506	69
Total operating expenses	4,255	1,144	10,230	2,308
Operating net loss	(4,249)	(984)	(10,224)	(1,571)

Other income:
Interest income	9	-	19	-
Net loss	$(4,240)	$(984)	$(10,205)	$(1,571)
Net loss per common share:
Basic and diluted	$(0.20)	$(0.13)	$(0.50)	$(0.20)
Weighted average common shares outstanding:
Basic and diluted	21,135	7,668	20,528	7,668

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current Assets:
Cash	$19,864	$24,703
Accounts receivable		12
Prepaid and other current assets	341	525
Total current assets	20,205	25,240
Other Assets:
Investments, at cost	250	250
TOTAL ASSETS	$20,455	$25,490
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$829	$634
Accrued expenses	1,341	703
TOTAL LIABILITIES	2,170	1,337

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 15,000,000 shares authorized	-	-
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,134,744 shares issued as of June 30, 2014 and December 31, 2013, respectively	21	21
Treasury stock, 393,172 shares, at cost	(840)	(840)
Additional paid-in capital	41,735	37,398
Accumulated deficit	(22,646)	(12,441)
TOTAL STOCKHOLDERS’ EQUITY	18,285	24,153
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,455	$25,490

INFORMATION ABOUT PRO FORMA FINANCIAL MEASURES

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement Patent Properties’ consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes financial measures, including (1) pro forma net income and (2) pro forma Earnings Per Share (“EPS”), that are considered pro forma financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a pro forma financial measure is a numerical measure of a company’s historical or future performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this pro forma financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Patent Properties uses these pro forma financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Management believes that these pro forma financial measures provide meaningful supplemental information regarding the performance of Patent Properties’ core business by excluding non-cash stock compensation charges and fees related to the reverse merger (i.e., legal, auditing, accounting and investor relations fees), that may not be indicative of its recurring core business operating results. These pro forma financial measures also facilitate management’s internal planning and comparisons to Patent Properties’ historical performance and liquidity. Patent Properties believes these pro forma financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by the Company institutional investors and the analyst community to help them analyze the performance and operational results of its core business.

Pro forma Net income and EPS.  Patent Properties defines pro forma net income as net income calculated in accordance with GAAP, plus non-cash stock compensation charges and merger-related fees. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully-diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a pro forma financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between the Company’s recurring core business operating results and those of other companies, as well as providing management with a critical tool for financial and operational decision making and for evaluating its own period-to-period recurring core business operating results.

Due to the non-recurring nature of the merger-related fees, management believes that providing a pro forma financial measure that excludes merger-related fees allows investors to make meaningful comparisons between the Company’s recurring core business operating results and those of other companies, and also provides management with a useful tool for financial and operational decision making and for evaluating its own period-to-period recurring core business operating results.

There are a number of limitations related to the use of pro forma net income and EPS versus net income and EPS calculated in accordance with GAAP. For example, pro forma net income excludes significant non-cash stock compensation charges, some of which are recurring, and will continue to be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation programs. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from pro forma net income and EPS and evaluating pro forma net income and EPS in conjunction with net income and EPS calculated in accordance with GAAP.

The accompanying table below provides a reconciliation of the pro forma financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) and EPS to Non-GAAP Net Income and EPS

(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP net income (loss)	$(4,240)	$(984)	($10,205)	($1,571)

Non-cash stock based compensation	576	-	4,256	-

Non-GAAP net income (loss)	(3,664)	(984)	(5,949)	(1,571)

Pro forma non-GAAP net income (loss) per common share:
Basic	(0.17)	(0.13)	(0.29)	(0.20)
Diluted	(0.17)	(0.13)	(0.29)	(0.20)

Weighted average common shares outstanding:
Basic	21,135	7,668	20,528	7,668
Diluted	21,135	7,668	20,528	7,668